UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No. )

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☒ Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐ Definitive Information Statement

Altice USA, Inc.

(Name of Registrant As Specified In Its Charter)

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NOTICE OF ACTION BY WRITTEN CONSENT OF HOLDERS OF
NOT LESS THAN A MAJORITY OF THE TOTAL VOTING POWER
OF ALL OUTSTANDING CAPITAL STOCK OF ALTICE USA, INC.

Dear Altice USA, Inc. Stockholders:

The enclosed Information Statement is being distributed to the holders of record of Class A common stock and Class B common stock of Altice USA, Inc., a Delaware corporation (the “Company” or “us”), as of the close of business on December 29, 2022, the date established by our Board of Directors (the “Board”) as the record date (the “Record Date”), under Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The purpose of the enclosed Information Statement is to inform you of an action taken by written consent of Next Alt S.à r.l. (“Next Alt”). As of the close of business on the Record Date, Next Alt beneficially owned    shares of Class A common stock and    shares of Class B common stock representing    of the total outstanding capital stock and    of the total voting power of the outstanding capital stock of the Company. The enclosed Information Statement shall be considered the notice required under Section 228(e) of the Delaware General Corporation Law (the “DGCL”).

On December 16, 2022, the Board approved a stock option exchange program (the “Exchange Offer”) to permit the Company to cancel certain stock options granted under the Amended and Restated Altice USA 2017 Long Term Incentive Plan, as amended, held by individuals who are current employees of the Company as of the commencement and closing of the Exchange Offer (including certain executive officers, but excluding members of the Board and non-wholly owned affiliate employees) in exchange for restricted stock units and deferred cash-denominated awards at a prescribed exchange ratio described in the accompanying Information Statement (the “Replacement Awards”). The Exchange Offer was subsequently approved by Next Alt, our stockholder holding a majority of the total voting power of our outstanding capital stock entitled to vote in general meetings of the Company as of the Record Date, by written consent on   .

The primary purpose of the Exchange Offer is to increase the retention and motivational value of the equity awards held by those eligible to participate in the Exchange Offer by providing such individuals the opportunity to exchange outstanding stock options, substantially all of which have an exercise price that is greater than the current market trading price of our common stock, for Replacement Awards. The Company expects to commence the Exchange Offer on or about    by filing applicable tender offer documents with the Securities and Exchange Commission. The Exchange Offer will close, and any Replacement Awards will be granted, on or after the 20th business day after the Exchange Offer’s commencement, unless the Exchange Offer is extended by the Company (and in any event, no earlier than 20 calendar days after the Company mails this Information Statement to stockholders).

The accompanying Information Statement, which describes the Exchange Offer in more detail and provides our stockholders with other important information, is being furnished to you for informational purposes only pursuant to Section 14(c) of the Exchange Act and the rules and regulations promulgated thereunder. Under the DGCL, our certificate of incorporation and our bylaws, stockholder action may be taken by written consent. The written consent is sufficient to approve the Exchange Offer and no other stockholder approval is required or necessary.

The accompanying Information Statement will be first mailed to stockholders on or about   .

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS, AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THIS NOTICE AND THE ENCLOSED INFORMATION STATEMENT ARE BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING STOCKHOLDERS OF THE MATTERS DESCRIBED HEREIN PURSUANT TO SECTION 14(C) OF THE EXCHANGE ACT AND THE REGULATIONS PROMULGATED THEREUNDER, INCLUDING REGULATION 14C. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Michael E. Olsen, Executive Vice President, General Counsel and Secretary

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

PURPOSE OF INFORMATION STATEMENT

This Information Statement advises stockholders of Altice USA, Inc. (the “Company” or “us”) of an action taken by written consent (the “Stockholder Written Consent”) of Next Alt S.à r.l. (“Next Alt”). Next Alt holds approximately    of the total voting power of the outstanding capital stock of the Company entitled to vote in general meetings of the Company as of December 29, 2022, the date established by our Board of Directors (the “Board”) as the record date (the “Record Date”).

GENERAL OVERVIEW OF ACTION

On December 16, 2022, the Board approved a stock option exchange program (the “Exchange Offer”) to permit the Company to cancel outstanding stock options with respect to our Class A common stock with a per share exercise price greater than $6.00 granted under the Amended and Restated Altice USA 2017 Long Term Incentive Plan, as amended (the “Plan,” and each such option, an “Eligible Option”), held by current employees of the Company who hold Eligible Options at the time of the commencement of the Exchange Offer and remain employed by the Company through the closing of the Exchange Offer (including certain executive officers, but excluding members of the Board and non-wholly owned affiliate employees), referred to in this Information Statement as “Eligible Participants,” in exchange for restricted stock units (“RSUs”) and deferred cash-denominated awards (“DCAs” and, together with the RSUs, “Replacement Awards”) at a prescribed exchange ratio as described in this Information Statement. The Exchange Offer was approved by Next Alt, our stockholder holding a majority of the total voting power of our outstanding capital stock entitled to vote in general meetings of the Company as of the Record Date, pursuant to the Stockholder Written Consent on   .

The Exchange Offer has not yet commenced, and there can be no assurance that it will commence. At the time the Exchange Offer begins, if at all, the Company will provide Eligible Participants with written materials explaining the precise terms and timing of the Exchange Offer. Persons who are eligible to participate in the Exchange Offer should read these written materials carefully when they become available because they will contain important information about the Exchange Offer. The Company will also file these written materials with the Securities and Exchange Commission (the “SEC”) as part of a tender offer statement on Schedule TO, including the exhibits thereto (such written materials, the “Tender Documents”), upon commencement of the Exchange Offer. The Company's stockholders and Eligible Participants will be able to obtain the Tender Documents and other documents filed by the Company with the SEC free of charge at www.sec.gov.

REASONS FOR AND GENERAL EFFECT OF THE EXCHANGE OFFER

The granting of compensatory equity awards is vital to our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we must compete. Our employees are valued assets, and such awards are crucial to our ability to motivate our service providers to achieve our goals. The primary purpose of the Exchange Offer is to increase the retention and motivational value of the outstanding equity awards held by Eligible Participants by providing such individuals the opportunity to exchange Eligible Options for Replacement Awards.

This Information Statement is furnished solely for the purpose of informing our stockholders, in the manner required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Delaware General Corporation Law (the “DGCL”), of this corporate action. Pursuant to Rule 14c-2 under the Exchange Act, the actions described herein will not be effective until 20 days after the definitive Information Statement is filed with the SEC and mailed to our stockholders as of the Record Date. Therefore, this Information Statement is being sent to you for informational purposes only.

VOTES REQUIRED

The Board is not soliciting your consent or your proxy in connection with this action, and no consents or proxies are being requested from stockholders. The vote that is required to approve the Exchange Offer is the affirmative vote of the holders of a majority of the total voting power of all outstanding capital stock of the Company entitled as of the Record Date to vote in general meetings of the Company. Holders of our Class A common stock are entitled to one vote per share of Class A common stock. Holders of our Class B common stock are entitled to 25 votes per share of Class B common stock.

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Section 228 of the DGCL and Article VIII, Section (3) of our Third Amended and Restated Certificate of Incorporation provides that stockholders of the Company may act by written consent without a meeting if such stockholders hold the number of shares representing not less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted. As of the close of business on the Record Date, the Company had    shares of our Class A common stock and    shares of our Class B common stock outstanding. Of those shares,    shares of Class A common stock and    shares of Class B common stock, representing    of the total outstanding capital stock and    of the total voting power of the outstanding capital stock, are held by Next Alt, which approved the Exchange Offer pursuant to the Stockholder Written Consent on   .

APPROVAL OF A STOCK OPTION EXCHANGE PROGRAM

The Board approved the Exchange Offer on December 16, 2022, and Next Alt, our stockholder holding a majority of the total voting power of our outstanding capital stock entitled to vote in general meetings of the Company as of the Record Date, approved the Exchange Offer by written consent delivered to the Company on   . We believe the Exchange Offer, as designed, is in the best interest of our stockholders and the Company and positions us well for the future. If consummated, we believe the Exchange Offer would enable us to:

•	have outstanding equity awards that provide a meaningful compensatory opportunity to the Eligible Participants;
•	motivate and engage the Eligible Participants to continue to build stockholder value;
•	provide an increased level of retention of our Eligible Participants; and
•	reduce overhang through the recapture of Eligible Options.

To implement the Exchange Offer, we expect to commence an exchange offer to the Eligible Participants on the terms and subject to the conditions of a written offer set forth in the Tender Documents, by filing the Tender Documents with the SEC on or about   . Eligible Participants will be given at least 20 business days in which to accept the offer of the Replacement Awards in exchange for the surrender of their Eligible Options. The surrendered Eligible Options will be cancelled in connection with the closing of the Exchange Offer (the “Exchange Date”) and the Replacement Awards will be granted under the Plan promptly following the Exchange Date at the exchange ratio of one RSU and $10 of DCAs for every seven Eligible Options tendered in the Exchange Offer, as further described below. The Company’s stockholders and Eligible Participants will be able to obtain the Tender Documents and other documents filed by us with the SEC free of charge on the SEC’s website at www.sec.gov. Stockholder approval of the Exchange Offer was required under the listing rules of the New York Stock Exchange (“NYSE”) and the terms of the Plan.

Overview

Currently, substantially all of our outstanding stock options granted under the Plan have exercise prices above the recent trading prices of our common stock. We believe these stock options no longer provide a meaningful compensatory opportunity to the holders of such stock options and, accordingly, are no longer effective as incentives to retain and motivate our employees. We believe that many option holders perceive these stock options to have little or no value, therefore reducing the stock options’ value as a means to align the incentives of our employees with our stockholders. In addition, although these stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, unless they are surrendered or cancelled, they will remain outstanding with the potential to dilute stockholders’ interests for up to the full term of the stock options.

An independent compensation advisory firm has been retained to assist the Board (including the Compensation Committee of the Board) and management in evaluating issues associated with our compensation programs. Various alternative structures and the positive and negative attributes of these structures in relation to the business and employee retention challenges facing the Company have been considered. On December 16, 2022, the Board approved the Exchange Offer, and on   , Next Alt approved the Exchange Offer.

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The objective of our equity incentive programs has been, and continues to be, to link the personal interests of equity incentive plan participants to those of our stockholders, and we believe that the Exchange Offer is an important component in our efforts to achieve that goal.

We have granted stock options under the Plan at varying times since our initial public offering in June 2017, with such stock options having a broad range of exercise prices based on the fair market value of our common stock as of the date of their grant. As of December 15, 2022, stock options to purchase an aggregate of 50,774,189 shares of our Class A common stock were outstanding under the Plan, 31,205,751 of which are Eligible Options for purposes of the Exchange Offer, and 22,165,759 shares of our common stock remained available for future issuance under the Plan. The Eligible Options have a weighted average exercise price of $20.52 and a weighted average remaining life of 8.1 years. On December 15, 2022, the last reported sale price of our common stock on the NYSE was $3.81.

None of the Company’s directors, executive chairman or former employees are eligible to participate in the Exchange Offer.

Summary of Material Terms of Exchange Offer

Eligible Options; Eligibility to Participate

The Exchange Offer will be open to all Eligible Participants who hold Eligible Options. Eligible Options are options to purchase shares of our Class A common stock granted under the Plan with an exercise price greater than $6.00, whether vested or unvested at the time of the closing of the Exchange Offer.

Eligible Participants are individuals who hold Eligible Options at the time of the commencement of the Exchange Offer and who remain employed by the Company through the Exchange Date (including certain executive officers, but excluding members of the Board and non-wholly owned affiliate employees). To be an Eligible Participant, such persons must hold at least seven Eligible Options. As of December 15, 2022, we estimate there are approximately 360 Eligible Participants. If an option holder is no longer an employee of the Company for any reason on the Exchange Date, even if such option holder had elected to participate and had tendered the Eligible Options for exchange, such holder’s tender will automatically be deemed withdrawn and the holder will not participate in the Exchange Offer. Such option holder will retain such holder’s stock options in accordance with their original terms and conditions, and the holder may generally exercise those stock options during a limited period of time following termination of service in accordance with the stock options’ terms and to the extent that the stock options are vested.

None of the Company’s directors, executive chairman or former employees are eligible to participate in the Exchange Offer.

Terms of the Exchange Offer

If the Exchange Offer is consummated, on the Exchange Date, Eligible Options that have been tendered will be exchanged for the grant of Replacement Awards made promptly following the Exchange Date. The terms of the Replacement Awards are as follows:

Exchange Ratio. The Company will grant one RSU and $10 of DCAs for every seven Eligible Options tendered in the Exchange Offer. For each award with respect to Eligible Options not evenly divisible by seven, $2 of DCAs will be granted for each remainder Eligible Option. For example, if an Eligible Participant tenders an award of Eligible Options with respect to 1,051 shares of Class A common stock of the Company for exchange, such Eligible Participant will receive 150 RSUs and $1,502 of DCAs. The Exchange Ratio was determined by the Board in consultation with our independent compensation advisory firm.

New Grant Date. The grant date for the Replacement Awards will be promptly following the Exchange Date.

Rights Represented by the RSUs. Each RSU granted in the Exchange Offer will represent a right to receive one share of our Class A common stock on future dates when the RSU vests, subject to the holder remaining continuously employed with the Company through such vesting date. All RSUs will be granted pursuant to the Plan and will be subject to an award agreement between the award recipient and the Company.

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Rights Represented by the Deferred Cash-Denominated Awards. Each DCA granted in the Exchange Offer will represent a right to receive a fixed dollar value on future dates when the DCA vests, subject to the holder remaining continuously employed with the Company through such vesting date. At the Company’s discretion (as approved in accordance with the Plan), each DCA may be settled in a number of shares of our Class A common stock equal to the total value of the DCA divided by the closing price of a share of our Class A common stock on the trading date immediately preceding the applicable vesting date or in cash. All DCAs will be granted pursuant to the Plan and will be subject to an award agreement between the award recipient and the Company.

New Vesting Schedules. The Replacement Awards will vest 50% on each of the first and second anniversaries of the Exchange Date, subject to the holder remaining continuously employed with the Company on each vesting date. Replacement Awards will have the new vesting schedule regardless of whether the tendered Eligible Options were vested or unvested at the time of exchange. For example, an Eligible Option that has a three-year vesting schedule that vested in equal installments on each of November 1, 2020, 2021 and 2022 would be exchanged for Replacement Awards that would not be vested on the date of their grant and would instead vest in accordance with the schedule above.

Other Terms Governed by the Plan. The Replacement Awards will be governed by the terms and conditions of the Plan and the award agreements entered into thereunder evidencing such Replacement Awards.

Election to Participate

Participation in the Exchange Offer will be voluntary. Under the terms of the Exchange Offer, Eligible Participants will be permitted to elect which of their awards with respect to Eligible Options they wish to exchange for Replacement Awards on a grant-by-grant basis. However, Eligible Participants will be required to surrender all of their Eligible Options with respect to a granted award if they elect to participate in the Exchange Offer and cannot elect that only a portion of a granted award be exchanged.

Eligible Options Surrendered

The Eligible Options surrendered for exchange will be cancelled and all shares of common stock that were subject to such surrendered Eligible Options will again become available for future awards under the Plan pursuant to the terms of the Plan.

Although the final terms of the Exchange Offer are expected to be materially similar to the terms described in this Information Statement, the Board may, in its sole discretion, change the terms of the Exchange Offer to take into account a change in circumstances and may determine not to implement the Exchange Offer.

U.S. Federal Income Tax Consequences

The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the Exchange Offer. A more detailed summary of the applicable tax considerations to participating holders will be provided in the Tender Documents filed with the SEC. The Exchange Offer should be treated as a non-taxable exchange for U.S. federal income tax purposes, and we and our participating Eligible Participants should recognize no income for U.S. federal income tax purposes upon the grant of the Replacement Awards.

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Accounting Impact

In accordance with the guidance in Financial Accounting Standards Board Accounting Standard Codification 718, Compensation – Stock Compensation (“FASB ASC Topic 718”), the exchange of Eligible Options for Replacement Awards in the Exchange Offer is accounted for as a modification of stock-based compensation awards. Accordingly, we expect to recognize the unamortized compensation cost of the surrendered Eligible Options, as well as any incremental compensation cost of the Replacement Awards granted in the Exchange Offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of the Replacement Awards measured as of the date the Replacement Awards are granted, over the fair value of the Eligible Options, measured immediately prior to the cancellation of the tendered Eligible Options. Any incremental compensation cost will be recognized over the vesting period.

Potential Modification to Terms to Comply with Governmental Requirements

The terms of the Exchange Offer will be described in the Tender Documents filed with the SEC. Although we do not anticipate that we would be required to modify the terms materially, it is possible that we will need to alter the terms of the Exchange Offer.

Effect on Stockholders

The Exchange Offer was designed to provide renewed incentives and motivate the Eligible Participants to continue to create stockholder value. We are unable to predict the precise impact of the Exchange Offer on our stockholders, including because we are not able to predict which Eligible Participants will participate.

Based on terms of the Exchange Offer described above, if all Eligible Options are exchanged, options to purchase 31,205,751 shares of our Class A common stock will be surrendered and cancelled and 4,457,815 RSUs and $44,580,242 of DCAs will be granted and 48,913,695 shares of Class A common stock will remain eligible for future grant under the Plan. If our executive officers eligible to participate in the Exchange Offer elect to participate in the Exchange Offer, the value of the Replacement Awards that may be received through the Exchange Offer is described in “Interest of Certain Persons in Matters to Be Acted Upon” below.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

The following table sets forth certain information as of December 15, 2022, about the outstanding stock options granted under the Plan held by each current executive officer of the Company who is eligible to participate in the Exchange Offer and assumes they exchange all Eligible Options. Our directors and executive chairman are not eligible to participate in the Exchange Offer. Our current executive officers (other than any executive officers who are members of the Board) who hold Eligible Options at the time of the commencement of the Exchange Offer and remain employed by the Company through the Exchange Date, are eligible to participate in the Exchange Offer. Our Chief Executive Officer does not hold any Eligible Options and, as a result, is not eligible to participate in the Exchange Offer.

Name	Options Outstanding (#)	Options Outstanding Eligible for Exchange (#)	RSUs Granted in Exchange for Eligible Options (#)	DCAs Granted in Exchange for Eligible Options ($)	Total Value of Replacement Awards ($)(1)
Executive Officers
Michael J Grau, Chief Financial Officer	1,687,827	1,687,827	241,118	2,411,182	3,329,842
Michael E. Olsen, Executive Vice President, General Counsel and Secretary	1,278,196	1,278,196	182,599	1,825,996	2,521,698
Colleen Schmidt, Executive Vice President, Human Resources	997,430	997,430	142,490	1,424,900	1,967,787

(1)	The value of each replacement RSU is calculated based on the December 15, 2022 closing price of a share of Class A common stock of $3.81.

Graziella Drahi, who is employed as a Senior Vice President of Growth of the Company, is the daughter of Patrick Drahi and sister of David Drahi, members of our Board. Ms. Drahi is eligible to participate in the Exchange Offer and, as of December 15, 2022, held 183,200 Eligible Options.

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NEW PLAN BENEFITS

The choice whether to participate in the Exchange Offer is at the sole discretion of each Eligible Participant. The number of Eligible Participants that may choose to participate in the Exchange Offer and the value of the Replacement Awards that may be granted is not currently determinable. If our executive officers eligible to participate in the Exchange Offer elect to participate in the Exchange Offer, the value of the Replacement Awards that may be received through the Exchange Offer is described in “Interest of Certain Persons in Matters to Be Acted Upon” above. Based on terms of the Exchange Offer described above, if all Eligible Options are exchanged, options to purchase 31,205,751 shares of our Class A common stock will be surrendered and cancelled and 4,457,815 replacement RSUs and $44,580,242 of DCAs will be granted under the Plan.

SECURITY AUTHORIZED FOR ISSUANCE UNDER THE PLAN

The following table sets forth certain information as of December 31, 2021 with respect to the Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)(2)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B)($)(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))(1)
Equity compensation plans approved by stockholders:
2017 Long Term Incentive Plan, as amended	46,344,203	24.75	6,211,161
Equity compensation plans not approved by stockholders:
None	—	—	—
Total:	46,344,203	24.75	6,211,161

(1)	In December 2021, the Board approved an amendment to the Plan that increased the number of shares of Class A common stock authorized for issuance under the Plan by 35,000,000 shares to 89,979,291, which was approved by the Company’s stockholders at its annual meeting of stockholders in June 2022. This share increase is not reflected in the above table.
(2)	Includes 38,286,841 options, 1,695,468 RSUs and 6,361,894 performance share units (“PSUs”). Does not include 12,711,975 options and 4,922,369 RSUs that were granted contingent on stockholder approval of the amendment to the Plan, which was approved at our annual meeting of stockholders in June 2022, and that remained outstanding following stockholder approval of the amendment to the Plan.
(3)	Represents the weighted average exercise price of outstanding options (excluding options that were granted contingent on stockholder approval of the amendment to the Plan). Shares of Class A common stock issuable upon the vesting RSUs and PSUs have been excluded from the calculation of the weighted average exercise price because they have no exercise price associated with them.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our outstanding common stock as of December 15, 2022 by (i) each person or group of affiliated persons known to us to be the beneficial owner of more than 5% of our common stock, (ii) each of our named executive officers and each of our directors and (iii) all of our executive officers and directors as a group.

	Shares Beneficially Owned				% Total Voting Power(1)
	Class A		Class B
Name of Beneficial Owner	Number	%(1)	Number	%(1)
5% Stockholders(2)
Next Alt S.à r.l.(3)(4)	216,304,558	47.7	182,888,414	99.2	94.4
Clarkston Capital Partners, LLC(5)	27,554,566	10.2	—	—	*
Barrow Hanley Global Investors(6)	20,137,297	7.4	—	—	*
The Vanguard Group Inc.(7)	19,929,303	7.4	—	—	*

Executive Officers and Directors(8)
Dennis Mathew(9)	—	—	—	—	—
Dexter Goei(10)	15,492,143	5.6	—	—	*
Michael J. Grau(11)	1,017,743	*	—	—	*
Michael E. Olsen(12)	704,278	*	—	—	*
Colleen Schmidt(13)	786,260	*	—	—	*
Abdelhakim Boubazine(14)	1,385,498	*	—	—	*
Patrick Drahi(3)(4)(15)	224,517,273	49.3	182,888,414	99.2	94.5
Charles Stewart(16)	1,752,579	*	—	—	*
Gerrit Jan Bakker	48,451	*	—	—	*
David Drahi	—	—	—	—	—
Mark Mullen(17)	5,000	*	—	—	*
Dennis Okhuijsen	—	—	—	—	—
Susan Schnabel(18)	24,167	*	—	—	*
Raymond Svider(19)	64,000	*	—	—	*
All executive officers and directors as a group (13 persons)	244,411,894	52.8	182,888,414	99.2	94.8

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(1)	An asterisk has been provided for any holder with less than 1% of the applicable class of equity or voting power.
(2)	5% stockholders have the same applicable voting rights as other holders of Class A common stock and Class B common stock.
(3)	Includes (i) 33,420,144 shares of Class A common stock held by Next Alt, a wholly owned and controlled personal holding company of Patrick Drahi; and (ii) 182,888,414 shares of Class A common stock issuable upon conversion of 182,888,414 shares of Class B Common Stock held by Next Alt. Each share of Class B common stock is convertible at any time upon written notice of the holder into one share of Class A Common Stock.
(4)	The principal address for the personal holding companies controlled by Mr. Patrick Drahi or his family is 1, Rue Hildegard Von Bingen, L-1282 Luxembourg, Grand Duchy of Luxembourg.
(5)	Pursuant to Schedule 13G/A filed on April 7, 2022, the amount reported consists of shares beneficially owned, as of December 31, 2020, by Clarkston Capital Partners, LLC (“Clarkston”). Clarkston is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940. Collectively, the shares are held in the accounts of Clarkston’s discretionary clients or in an account over which a control person of Clarkston has beneficial ownership. The sole members of Clarkston are Clarkston Companies, Inc. (“CC”) and Modell Capital LLC (“MC”). The sole owners of CC are Jeffrey A. Hakala and Gerald W. Hakala. The sole member of MC is the Jeremy J. Modell Revocable Living Trust. The principal address of Clarkston is 91 West Long Lake Road, Bloomfield Hills, MI 48304.
(6)	Pursuant to Schedule 13G filed on February 11, 2022, the amount reported consists of shares beneficially owned, as of December 31, 2020, by Barrow Hanley Global Investors (“Barrow Hanley”) with sole voting power over 13,403,534 shares, shared voting power over 6,733,763 shares and sole dispositive power over 20,137,297 shares. Barrow Hanley is a registered investment advisor under Section 203 of the Investment Advisers Act of 1940. The address of Barrow Hanley is 2200 Ross Avenue, 31st Floor, Dallas, TX 75201.
(7)	Pursuant to Schedule 13G/A filed on February 19, 2022, the amount reported consists of shares beneficially owned, as of December 31, 2021 by The Vanguard Group, Inc. (“Vanguard”) with sole dispositive power over 19,436,886 shares and shared dispositive power over 492,417 shares. The principal address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(8)	The address for these persons is c/o Altice USA, Inc., 1 Court Square West, Long Island City, NY 11101.
(9)	Mr. Mathew was appointed as the Chief Executive Officer of the Company in October 2022.
(10)	Mr. Goei holds shares individually and through personal holding companies. Includes 4,538,608 shares of Class A common stock issuable upon the exercise of presently exercisable options and 1,362,225 shares of Class A common stock underlying options and RSUs scheduled to vest within 60 days. Mr. Goei has pledged 2,742,834 of his shares of Class A common stock to secure loans with a financial institution.
(11)	Includes 514,955 shares of Class A common stock issuable upon the exercise of presently exercisable options and 368,935 shares of Class A common stock underlying options and RSUs scheduled to vest within 60 days.
(12)	Includes 425,823 shares of Class A common stock issuable upon the exercise of presently exercisable options and 255,417 shares of Class A common stock underlying options and RSUs scheduled to vest within 60 days.
(13)	Includes 391,681 shares of Class A common stock issuable upon the exercise of presently exercisable options and 170,278 shares of Class A common stock underlying options and RSUs scheduled to vest within 60 days.
(14)	Mr. Boubazine's service with the Company terminated on December 31, 2021. As of December 31, 2021, Mr. Boubazine had pledged 1,385,498 of his shares of Class A common stock to secure loans with a financial institution.
(15)	The shares of Class A common stock and shares of Class B common stock reported as beneficially owned by Next Alt are also reported as beneficially owned by Patrick Drahi. Additionally, includes (i) 6,343,893 shares of Class A common stock held by UpperNext S.C.S.p. (“Uppernext”), a wholly owned and controlled personal holding company of Patrick Drahi; and (ii) 868,822 shares of Class A common stock issuable upon exercise of presently exercisable options to purchase Class A Common Stock held by Uppernext and 1,000,000 shares of Class A common stock underlying options to purchase Class A common stock held by Uppernext that are scheduled to vest within 60 days. Mr. Drahi is a director of the Issuer, and Next Alt is party to a stockholders agreement with the Issuer pursuant to which it has certain rights to appoint directors of the Issuer.
(16)	Mr. Stewart has pledged 1,050,000 of his shares of Class A common stock to secure loans with a financial institution. Includes 428,654 shares of Class A common stock issuable upon the exercise of presently exercisable options.
(17)	Includes 5,000 shares of Class A common stock issuable upon the exercise of presently exercisable options.
(18)	Includes 4,167 shares of Class A common stock issuable upon the exercise of presently exercisable options.
(19)	Includes 5,000 shares of Class A common stock issuable upon the exercise of presently exercisable options.

DIRECTOR COMPENSATION

Compensation for our non-employee directors is determined by our Board with the assistance of the Compensation Committee of the Board (the “Compensation Committee”). See “Director Compensation—Director Compensation Table” below for further details on director compensation.

In April 2021, the Board granted to each of the three independent directors who were directors at the time (Messrs. Mullen and Svider and Ms. Brouillette) an option award under the Plan. Each award provides for an option to purchase 10,000 shares of Class A common stock of the Company. In June 2021, the Board granted an option to purchase 8,333 shares of Class A common stock to Ms. Schnabel in connection with her appointment to the Board. The April options have an exercise price of $33.61 and the June options have an exercise price of $34.35 (in each case, equal to the volume weighted average trading price of a share of Class A common stock as reported on by the NYSE for the 30-day period immediately preceding the grant date). Each of the options vested 50% on April 28, 2022 and is scheduled to vest 50% on April 28, 2023, provided that such director continues to provide services to the Company on the vesting date.  Our directors are not eligible to participate in the Exchange Offer, and these options are not eligible to be tendered in the Exchange Offer.

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The Company anticipates its non-employee director compensation will continue to have an equity component and that this component will be made up of options and other types of equity awards that are authorized for grant under the Plan, including RSUs.

Director Compensation Table

The table below shows the compensation paid to or earned by our directors for the year ending December 31, 2021. None of Gerrit Jan Bakker, David Drahi, Patrick Drahi, Dexter Goei, Dennis Okhuijsen or Charles Stewart received any compensation from us for their services as directors of our Board in 2021.

Compensation for our directors is determined by our Board with the assistance of the Compensation Committee. Each of our independent directors receives a base fee of $72,500 per year. In addition, the Audit Committee chair receives an annual fee of $32,500 and Audit Committee members each receive an annual fee of $22,500. The Compensation Committee chair receives an annual fee of $22,500 and Compensation Committee members each receive an annual fee of $5,000.

Name	Year	Fees earned or paid in cash ($)	Option awards ($)(3)	Total ($)
Raymond Svider	2021	117,500	124,000	241,500
Mark Mullen	2021	110,000	124,000	234,000
Manon Brouillette(1)	2021	44,722	124,000	168,722
Susan Schnabel(2)	2021	50,000	95,663	145,663

(1)	Ms. Brouillette resigned from the Board on June 11, 2021 and forfeited her option awards.
(2)	Ms. Schnabel was appointed as a director of the Company on June 30, 2021.
(3)	Represents the grant date fair value of the options, as described in the section titled “Director Compensation” above, computed in accordance with FASB ASC Topic 718, excluding forfeiture assumptions. For the stock option awards for our directors, the fair value on the date of grant was calculated using the Black-Scholes option pricing model. These options are not eligible to be tendered in the Exchange Offer.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section discusses the material components of our executive compensation program for each of our named executive officers in 2021. Our named executive officers in 2021 were:

•	Dexter Goei, our former Chief Executive Officer (“CEO”) and current Executive Chairman and member of the Board;
•	Michael J. Grau, Chief Financial Officer (“CFO”);
•	Michael E. Olsen, Executive Vice President, General Counsel and Secretary;
•	Colleen Schmidt, Executive Vice President, Human Resources; and
•	Abdelhakim Boubazine, our former President, Telecom and Chief Operating Officer (“COO”).

On September 9, 2021, the Company and Mr. Boubazine mutually agreed to Mr. Boubazine’s resignation as President, Telecom and Chief Operating Officer of the Company, effective September 9, 2021 and subject to a transition period during which Mr. Boubazine served as a non-executive senior advisor to our CEO through December 31, 2021. On September 7, 2022, the Company and Mr. Goei mutually agreed to Mr. Goei’s resignation from his role as CEO of the Company and transition to the role of Executive Chairman of the Board, effective October 3, 2022. The compensation discussed in this section is the compensation paid to our named executive officers with respect to their service to the Company in 2021.

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Executive Compensation Philosophy

The Company’s executive compensation philosophy is based on the following principles:

•	provide total compensation that attracts, motivates and retains individuals with the knowledge, expertise and experience required for each specific role;
•	deliver an appropriate proportion of the total compensation package through variable pay elements linked to performance over the short- and long-term;
•	encourage and reward performance that will lead to long-term enhancement of stockholder value; and
•	take into account compensation practices in the markets in which we operate and compete for talent.

Determination of Compensation

The Compensation Committee is responsible for overseeing our overall compensation structure and assessing whether our compensation structure results in appropriate compensation levels and incentives for executive management. Compensation levels for our named executive officers are determined by the Compensation Committee within the framework of the Company’s executive compensation philosophy, as described above, and in consideration of a number of factors, such as the nature of the role, experience and performance of the individual and compensation levels for similar roles in the market. Each year, the Chairman of the Board reviews the performance of the CEO and recommends to the Compensation Committee base salary adjustments, an annual bonus based upon performance against the objectives approved by the Compensation Committee and long-term incentive grants for the CEO. The management of the Company provides to the Compensation Committee the CEO’s recommendations on the compensation, including an annual bonus and long-term incentive grants for executive officers, other than the CEO.

In 2022, the Compensation Committee engaged a compensation consultant, Frederic W. Cook & Co. (“FW Cook”) to help it in assessing executive officer and director compensation. A representative of FW Cook attends Compensation Committee meetings when requested, reviews compensation data with the Compensation Committee, and participates in general discussions regarding executive compensation issues. The Compensation Committee has authorized FW Cook to interact with management as needed on behalf of the Compensation Committee. While the Compensation Committee considers input from FW Cook, the Compensation Committee’s decisions ultimately reflect many factors and considerations. The Compensation Committee has reviewed the independence of FW Cook pursuant to SEC rules and the NYSE Listing Rules and has concluded that FW Cook is independent and that its work for the Compensation Committee does not raise any conflict of interest.

Role of the Compensation Committee

The responsibilities of the Compensation Committee are set forth in its charter. Among other responsibilities, the Compensation Committee: (1) establishes our general compensation philosophy and, in consultation with management, oversees the development and implementation of compensation programs; (2) reviews and approves corporate goals and objectives relevant to the compensation of our CEO and the other executive officers of the Company who are required to file reports under Section 16(a) of the Exchange Act, evaluates such executive officers’ performance in light of those goals and objectives and determines and approves their compensation levels based upon those evaluations; and (3) administers our stockholder-approved compensation plans.

Benchmarking

The Compensation Committee reviewed and compared compensation for a core peer group of companies in the same general industry or industries as the Company, as well as companies of similar size and business mix to evaluate the competitiveness and appropriateness of our compensation program. At the beginning of 2021, the Compensation Committee selected the following list of companies that would comprise our peer group for 2021 compensation decisions, which was unchanged from 2020:

•	AT&T Inc.
•	Lumen Technologies, Inc. (formerly CenturyLink, Inc.)
•	Charter Communications, Inc.
•	Comcast Corporation
•	DISH Network Corporation
•	Frontier Communications Corporation
•	Sprint Corporation
•	T-Mobile US, Inc.
•	Verizon Communications Inc.
•	Windstream Holdings, Inc.

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For year-end 2021 equity compensation decisions, the Compensation Committee updated the peer group to remove certain companies that ceased publicly reporting named executive officer compensation information due to either a merger, bankruptcy or going private transaction (Frontier Communications Corporation, Sprint Corporation and Windstream Holdings, Inc.).

The Compensation Committee determined that the peer group represented an appropriate benchmark for the market for our senior executive talent, based on our business operations and competitive labor markets.

At the beginning and end of 2021, management presented to the Compensation Committee a comparison of base rate of salary, projected bonus, total cash compensation (defined as base salary plus bonus), long-term incentives and total direct compensation (defined as total cash compensation plus the value of long-term incentives) of our named executive officers against the 25th, median and 75th percentile of the peer group.

At the beginning of 2021, the Compensation Committee also received information from management comparing actual 2019 peer group compensation (the most recent peer compensation data available at the time) and projected 2020 and 2021 compensation levels for the named executive officers to comparable positions among the peer companies. At the end of 2021, the Compensation Committee received information from management comparing actual 2020 peer group compensation (the most recent peer compensation data available at the time) and projected 2021 and 2022 compensation levels for the named executive officers to comparable positions among the peer companies. Compensation of Mr. Goei, the Company’s former CEO, was compared to chief executive officers at the peer companies. Compensation of Mr. Grau, the Company’s CFO was compared to chief financial officers at the peer group companies. Compensation of Mr. Olsen, the Company’s Executive Vice President, General Counsel and Secretary, was compared to general counsels at the peer group companies. Compensation of Ms. Schmidt, the Company’s Executive Vice President, Human Resources, was compared to top human resources executive roles in the Willis Towers Watson executive general industry compensation survey. Compensation of Mr. Boubazine, the Company’s former President, Telecom and COO, was compared to chief operating officers at the peer companies for the early 2021 review.

Based on the total compensation review, the Compensation Committee set a general guideline for target total direct compensation for named executive officers at or near the median of the peer group based on a combination of internal and market considerations. Internal factors include experience, skills, position, level of responsibility, historic and current compensation levels, internal relationship of compensation levels between executives, as well as attraction and retention of executive talent. Market considerations include market pay levels and pay practices among a peer group of companies with a reference to the median of the peer group. The Compensation Committee’s decisions are based upon a combination of these considerations and may exceed or fall below the median of the peer group as the Compensation Committee deems appropriate. The Compensation Committee believed that this range was appropriate in light of the dynamics, diversity, complexities and competitive nature of the Company’s businesses as well as the Company’s performance. The Compensation Committee believed that the guideline for target total direct compensation provided a useful point of reference, along with the other factors described above, in administering the Company’s executive compensation program.

Say on Pay

In accordance with the advisory vote on the frequency of the stockholder advisory vote on executive compensation submitted to stockholders at the Company’s 2019 annual meeting, the Company will hold a stockholder advisory vote on executive compensation every three years. The most recent executive compensation advisory vote was held at the Company’s 2019 annual meeting of stockholders, at which approximately 99% of the votes of holders of Class A and Class B common stock, voting together as a single class, approved the advisory vote on the compensation of the executive officers. More than a majority of the votes of Class A common stock were cast to approve the advisory vote on the compensation of executive officers. The Compensation Committee considered the affirmative outcome of this vote for compensation and has continued to apply the same principles when making compensation decisions for our named executive officers.

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Elements of Compensation

Base Salaries

The named executive officers receive a base salary to compensate them for services provided to the Company. Base salary is intended to provide a fixed component of compensation reflecting various factors, such as the nature of the role and the experience and performance of the individual. In 2021, the Compensation Committee reviewed the base salaries of the executive officers and did not make any changes to the base salaries of our named executive officers. As of December 31, 2021, Mr. Goei’s base salary was $750,000, Mr. Grau’s base salary was $400,000, Mr. Olsen’s base salary was $400,000 and Ms. Schmidt’s base salary was $350,000.

Annual Bonus

Under our executive compensation program, the Compensation Committee grants annual cash bonus incentive opportunities to executive officers and other members of management. For 2021, each of our named executive officers was eligible to earn an annual performance-based cash bonus under the Altice USA Short Term Incentive Compensation Plan (the “Short Term Incentive Plan”). The purpose of the Short Term Incentive Plan is to motivate and reward our executive officers by making a portion of their cash compensation dependent upon certain company, corporate, business unit and individual performance goals.

The Compensation Committee reviews the target bonus levels of the named executive officers at least annually. The Compensation Committee evaluates each executive’s performance and responsibilities and may adjust executive target bonus levels accordingly. For 2021, the Compensation Committee maintained the 2021 bonus targets for the named executive officers: Mr. Goei—$3,000,000 (maximum payout of $6,000,000); Mr. Grau—$400,000 (maximum payout of $800,000); Mr. Olsen—$400,000 (maximum payout of $800,000); Ms. Schmidt—$350,000 (maximum payout of $700,000); and Mr. Boubazine—$1,000,000 (maximum payout of $2,000,000).

The 2021 annual cash bonus incentive opportunity for our named executive officers under the Short Term Incentive Plan was based on Company financial and operational results as set forth below:

Performance Area	Performance Metrics*	Weight	Payout Range*
Financial	Adjusted EBITDA - CapEx	50%	0% - 100%
Operational	Strategic Objectives	50%	0% - 100%
Total		100%	0% - 200%

*	Results below the minimum or above the maximum receive no payout or maximum payout, respectively. The Compensation Committee has the discretion to make adjustments downward or upward (to a maximum of 200%) for individual performance and other factors.

For our corporate leaders, including our named executive officers, these performance areas resulted in a payout score equal to 33.3% of target bonus, reflecting a Financial payout score of 0% and an Operational payout score of 66.67%. The Financial payout score of 0% was based on a full year 2021 Adjusted EBITDA - CapEx result that was below the achievement and minimum threshold targets for 2021 Adjusted EBITDA - CapEx of $3.0657 billion and $2.8657 billion, respectively. The Operational payout score of 66.67% was based on the Compensation Committee’s determination of the corporate contributions to overall achievement of company strategic objectives, including the acquisition of Morris Broadband and subsequent integration activities, management of COVID recovery operating challenges (including compliance with state and federal regulatory requirements and return to office protocols) and formulation and implementation of an accelerated capital investment plan, among other factors.

The definitions of Adjusted EBITDA and Adjusted EBITDA - CapEx are described in the section titled “Executive Compensation—Compensation Discussion and Analysis—Description of Non-GAAP Financial Measures” below.

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Long Term Incentives

The Compensation Committee designs our executive compensation program to achieve the objectives described above under “Executive Compensation Philosophy.” We grant equity awards to encourage an ownership culture and align management with stockholders’ interests.

In 2021, the Board approved a modification to the mix of equity awards for 2021. Following this change, our long-term incentive program in 2021 consisted of stock options and RSUs for our senior leaders, including our named executive officers. We believe the use of stock options and RSUs aligns the compensation of these senior leaders, including named executive officers, with stockholders’ interests. Individuals will recognize value under these grants as the Company’s stock price appreciates.

Stock Options. In 2021, the Compensation Committee granted our senior leaders, including our named executive officers, a multi-year stock option award under the Plan. These awards vest over a three-year period, and in granting these awards, the Compensation Committee focused on the retention of our executives, particularly in light of the reduction in value of the named executive officers’ previously granted equity awards as a result of the decline in the Company’s stock price. Our named executive officers received stock option awards with respect to the following number of shares of Class A common stock: Mr. Goei (2,945,990); Mr. Grau (797,872); Mr. Olsen (552,373); and Ms. Schmidt (368,249). The stock options have an exercise price of $15.78 (equal to the volume weighted average trading price of a share of Class A common stock as reported on by the NYSE for the 30-day period immediately preceding the grant date) and vest in equal installments on each of December 29, 2022, 2023 and 2024, respectively, provided that the recipient continues to provide services to the Company on the applicable vesting date. Certain of these options may be tendered in the Exchange Offer, although we note that Mr. Goei is not eligible to participate in the Exchange Offer.

Restricted Stock Units. In 2021, each executive officer received a multi-year RSU grant under the Plan that will vest in equal installments on each of December 29, 2022, 2023 and 2024, respectively, provided that the recipient continues to provide services to the Company on the applicable vesting date. Our named executive officers received RSUs with respect to the following number of shares of Class A common stock: Mr. Goei (1,140,684); Mr. Grau (308,935); Mr. Olsen (213,872); and Ms. Schmidt (142,586).

The Compensation Committee will continue to evaluate on an annual basis the alignment of management’s interests with stockholders’ interests, along with the retentive value of our executives’ long-term incentive compensation and may provide additional equity grants to our senior leaders, including our named executive officers, in the future.

Benefits

The named executive officers are eligible to participate in the health and welfare benefit plans made available to the other benefits-eligible employees of the Company, including medical, dental, vision, life insurance and disability coverage, while employed with the Company.

The named executive officers are eligible to participate in the Altice USA 401(k) Savings Plan and may contribute into their plan accounts a percentage of their eligible pay on a before-tax basis and after-tax basis. The Company matches 100% of the first 4% of eligible pay contributed by participating employees. In addition, the Company may make an additional discretionary year-end contribution. Any discretionary year-end contribution, if approved by the Company, will be provided to all eligible participants who are active on the last day of the plan year and who complete 1,000 hours of service in such plan year. Company contributions to the Altice USA 401(k) Savings Plan are subject to vesting limitations for the first three years of employment.

The Company also sponsors the Cablevision Excess Savings Plan, a non-qualified deferred compensation plan, in which certain of our named executive officers participate. Effective December 31, 2016, the Cablevision Excess Savings Plan was frozen to new participants and Company contributions. The Company maintains the Cablevision Cash Balance Pension Plan, a tax-qualified defined benefit plan, and the Cablevision Excess Cash Balance Plan, a non-qualified defined benefit plan for participants whose benefits in the qualified plan are limited by applicable Internal Revenue Service limitations. Effective December 31, 2013, the Cablevision Cash Balance Pension Plan and the Cablevision Excess Cash Balance Plan were frozen to new participants and future benefit accruals, except for certain employees covered by a collective bargaining agreement for whom accruals were frozen as of April 15, 2015. Monthly interest credits continue to be made to participant accounts until distribution of the accounts following termination of employment.

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Perquisites

The Company provides certain perquisites to our named executive officers, which it has determined are appropriate for recruitment and retention. On occasion, our named executive officers may utilize the Company-provided aircraft for personal use, for which they reimburse the Company for the full cash cost of such travel. Immediate family members may accompany our named executive officers on business travel. The Company purchases tickets for sporting and entertainment events for business use; on the occasion the tickets are unused, they are available for personal use by our employees, including our named executive officers. Our named executive officers are also eligible to participate in the Altice USA Employee Product Benefit program, which provides all benefits-eligible employees who reside in the Suddenlink or Optimum footprint with discounted broadband, video and telephony services. See “Summary Compensation Table” below for further information on the perquisites provided to our named executive officers during 2021.

Post-Termination Compensation

Our named executive officers have helped build the Company into the successful enterprise that it is today, and we believe that post-termination benefits are integral to the Company’s ability to attract and retain qualified executives. Our named executive officers were eligible for severance benefits in 2021 under the Altice USA Severance Benefits Policy, which is available to all eligible employees who qualify for such benefits. All severance benefits payable under the severance policy would be conditioned on the employee executing a separation agreement with the Company, including a release of claims and any other terms and conditions that the Company may require.

On September 7, 2022, the Company and Mr. Goei mutually agreed to Mr. Goei’s resignation as CEO of the Company and transition to the role of Executive Chairman of the Board, effective October 3, 2022. Pursuant to the Transition Agreement between the Company and Mr. Goei, dated September 6, 2022, while employed as Executive Chairman, Mr. Goei will be paid a monthly salary of $37,500 and remain eligible to participate in the Company’s bonus (including the opportunity for a discretionary bonus when his employment as Executive Chairman ends) and benefit plans.

For a description and quantification of the severance and other benefits paid to Mr. Boubazine upon his separation from service with the Company in 2021, and payable to each of the named executive officers as of December 31, 2021 under different circumstances of termination, please see “Executive Compensation—Executive Compensation Tables—Payments on Termination or Change of Control” below.

Employment Agreements

None of the named executive officers have an employment agreement related to their service with the Company.

Clawback

The Plan provides that the Company may take action to recover awards granted under the Plan, payments made pursuant to the Plan and any gains realized upon exercise or settlement of an award under the Plan as permitted or mandated by applicable law, rules, regulations or any Company policy.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code, as amended (“Section 162(m)”), establishes a $1 million limit on the amount that a publicly held corporation may deduct for compensation paid to “covered employees”. Pursuant to the Tax Cuts and Jobs Act, the definition of “covered employees” under Section 162(m) was amended to include a company’s chief financial officer. As such, “covered employees” now includes the chief executive officer, chief financial officer and the next three most highly paid named executive officers in a taxable year. Once an officer is a “covered employee,” his or her compensation from the Company at any time will remain subject to Section 162(m). Further, the Tax Cuts and Jobs Act repealed the exclusion for “qualified performance-based compensation” under Section 162(m), except for compensation payable pursuant to a binding arrangement in place before November 2, 2017. Accordingly, the Company’s tax deduction with regard to the compensation of “covered employees” is limited to $1 million per taxable year.

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Description of Non-GAAP Financial Measures

The Non-GAAP financial measures disclosed here are measures with respect to the Company’s performance used as performance targets in 2021 compensation programs in which the named executive officers of the Company participate.

Adjusted EBITDA: Net income (loss) excluding income taxes, non-operating income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments, interest expense, net, depreciation and amortization (including impairments), share-based compensation expense, restructuring expense and transaction expenses.

Adjusted EBITDA – CapEx: Adjusted EBITDA (defined above) minus capital expenditures.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on such review and discussions, we have recommended to the Board that this Compensation Discussion and Analysis be included in this Information Statement.

Members of the Compensation Committee
Raymond Svider (Chair)	Mark Mullen	Susan Schnabel

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of our named executive officers for services to the Company for the year ending December 31, 2021.

Name and principal position	Year	Salary ($)	Stock awards ($)(1)	Option awards ($)(2)	Non-equity incentive plan compensation ($)(3)	Change in pension value and nonqualified deferred compensation earnings ($)(4)	All other compensation ($)(5)	Total ($)
Dexter Goei(6)	2021	750,000	18,513,301	18,058,919	1,000,000	—	11,288	38,333,508
Former CEO	2020	778,846	12,670,842	30,960,000	3,600,000	—	11,400	48,021,088
	2019	750,000	—	—	1,500,000	—	11,200	2,261,200
Michael J. Grau	2021	400,000	5,014,015	4,890,955	133,200	3,561	11,246	10,452,977
CFO	2020	411,923	2,375,784	5,805,000	494,308	10,508	11,758	9,109,281
	2019	324,038	—	622,059	162,019	8,383	11,096	1,127,595
Michael E. Olsen	2021	400,000	3,471,240	3,386,046	133,200	4,278	11,600	7,406,364
EVP, General Counsel and Secretary	2020	411,923	1,900,627	4,644,000	494,308	12,085	11,408	7,474,351
	2019	317,308	—	720,460	158,654	9,457	11,231	1,217,110
Colleen Schmidt	2021	350,000	2,314,171	2,257,366	116,550	—	11,600	5,049,687
EVP, Human Resources	2020	363,462	1,504,659	3,676,500	436,154	—	11,400	5,992,175
	2019	349,038	—	622,059	174,519	—	11,200	1,156,816
Abdelhakim Boubazine	2021	500,000	—	—	333,000	—	—	833,000
Former President, Telecom and COO(7)	2020	519,231	6,335,427	15,480,000	1,246,154	—	11,400	23,592,212
	2019	500,000	—	—	500,000	—	11,200	1,011,200

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(1)	For 2021, represents the grant date fair value of RSU awards granted to our named executive officers, as described in the section titled “Long Term Incentives” in the Compensation Discussion and Analysis, computed in accordance with FASB ASC Topic 718, excluding forfeiture assumptions.
(2)	For 2021, represents the grant date fair value of the options granted to our named executive officers, as described in the section titled “Long Term Incentives” in the Compensation Discussion and Analysis, computed in accordance with FASB ASC Topic 718, excluding forfeiture assumptions. For the stock option awards for our named executive officers, the fair value on the date of grant was calculated using the Black-Scholes option pricing model. The computation of an expected life of six years was determined based on the simplified method (the average of the vesting period and the option term) due to the Company’s lack of recent historical data for similar awards. The interest rate for the period within the contractual life of the stock options of 1.38% is based on the interest yield for U.S. Treasury instruments in effect at the time of grant. The computation of expected volatility of 35.99% is based on historical volatility of the shares and the expected volatility of common stock of comparable publicly traded companies at the time of grant. These options have per share exercise prices above $6.00 and may, in the cases of Messrs. Grau and Olsen and Ms. Schmidt, be tendered in the Exchange Offer.
(3)	The 2021 amounts reflect the formula-based portion of annual bonus, as described in the section titled “Annual Bonus” in the Compensation Discussion and Analysis.
(4)	Represents the aggregate change in actuarial present value of our defined benefit plans as described in “Executive Compensation—Executive Compensation Tables—Pension Benefits” below.
(5)	For 2021, this column represents, for each individual, a matching contribution and/or Company discretionary contribution made by the Company on behalf of such individual under the Company’s 401(k) Plan. Our named executive officers have access to Company-provided aircraft for personal use. To the extent our executives (or their guests) use Company-provided aircraft for personal travel, they reimburse the Company for the full cash cost of the Company associated with such travel and the Company has no other incremental costs for this travel. In addition, the named executive officers are eligible to participate in the Altice USA Employee Product Benefit program, which provides all benefits-eligible employees who reside in the Suddenlink or Optimum footprint with discounted pay television, broadband and telephony services. The Company purchases tickets for sporting and entertainment events for business use; if tickets are unused, they are available for personal use by our employees, including the named executive officers. Certain named executive officers are also eligible to receive telecommunications services provided by Lightpath Holdings LLC at a fixed monthly rate. There is no incremental cost to the Company for these benefits.
(6)	On September 7, 2022, the Company and Mr. Goei mutually agreed to Mr. Goei’s resignation as the CEO of the Company and transition to the role of Executive Chairman of the Board, effective October 3, 2022. Any amounts paid to Mr. Goei in connection with his resignation and service as Executive Chairman are not reflected in this Summary Compensation Table.
(7)	On September 9, 2021, the Company and Mr. Boubazine mutually agreed to Mr. Boubazine’s resignation as President, Telecom and Chief Operating Officer of the Company, effective September 9, 2021. Mr. Boubazine continued to serve as a senior advisor to the Chief Executive Officer through December 31, 2021.

Grants of Plan-Based Awards

The table below presents information regarding awards granted in 2021 to each named executive officer under the Plan and the Short Term Incentive Plan in which the named executive officers participated.

Name	Grant date	Compensation Committee action date	Estimated future payouts under non-equity incentive plan awards(1)		All other stock awards: Number of shares of stock or units(#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/share)	Grant date fair value of stock and option awards ($)
			Target ($)	Maximum ($)	Target (#)
Goei	—	—	3,000,000	6,000,000
	12/29/21	12/23/21			1,140,684	—	—	18,513,301(2)
	12/29/21	12/23/21				2,945,990	15.78	18,058,919(3)

Grau	—	—	400,000	800,000
	12/29/21	12/23/21			308,935	—	—	5,014,015(2)
	12/29/21	12/23/21				797,872	15.78	4,890,955(3)

Olsen	—	—	400,000	800,000
	12/29/21	12/23/21			213,878	—	—	3,471,240(2)
	12/29/21	12/23/21				552,373	15.78	3,386,046(3)

Schmidt	—	—	350,000	700,000
	12/29/21	12/23/21			142,586	—	—	2,314,171(2)
	12/29/21	12/23/21				368,249	15.78	2,257,366(3)
Boubazine	—	—	1,000,000	2,000,000

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(1)	These columns show the target and maximum payouts under the Short Term Incentive Plan based on 2021 metrics and performance criteria described in the section titled “Annual Bonus” in the Compensation Discussion and Analysis. The Short Term Incentive Plan can be paid at zero and is not considered to have a threshold payout. Payments were made in 2022 for 2021 performance. Actual amounts paid are reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.
(2)	Represents the aggregate grant date fair value of RSU awards granted to our named executive officers, as described in the section titled “Long Term Incentives” in the Compensation Discussion and Analysis, computed in accordance with FASB ASC Topic 718, excluding forfeiture assumptions.
(3)	Represents the grant date fair value of the options granted to our named executive officers, as described in the section titled “Long Term Incentives” in the Compensation Discussion and Analysis, computed in accordance with FASB ASC Topic 718, excluding forfeiture assumptions. For the stock option awards for our named executive officers, the fair value on the date of grant was calculated using the Black-Scholes option pricing model. The computation of an expected life of six years was determined based on the simplified method (the average of the vesting period and the option term) due to the Company’s lack of historical data for similar awards. The interest rate for the period within the contractual life of the stock options of 1.38% is based on the interest yield for U.S. Treasury instruments in effect at the time of grant. The computation of expected volatility of 35.99% is based on historical volatility of the shares of Class A common stock and the expected volatility of common stock of comparable publicly traded companies at the time of grant. These options have per share exercise prices above $6.00 and may, in the cases of Messrs. Grau and Olsen and Ms. Schmidt, be tendered in the Exchange Offer.

Amended And Restated Altice USA 2017 Long Term Incentive Plan, as Amended

The Company maintains the Plan to provide for equity awards to officers, employees and consultants. Under the Plan, the Company may grant awards of options, restricted shares, restricted share units, stock appreciation rights, performance stock, performance stock units and other awards. Under the Plan, awards may be granted to officers, employees and consultants of the Company or any of its affiliates. The Plan is administered by the Company’s Board, subject to the provision of the Company’s Stockholders’ Agreement. The Board has delegated this authority to the Compensation Committee. The Compensation Committee has the full power and authority to, among other things, select eligible participants, grant awards in accordance with the Plan, determine the number of shares subject to each award or the cash amount payable in connection with an award and determine the terms and conditions of each award. The Board has the authority to amend, suspend or terminate the Plan. No amendment, suspension or termination will be effective without the approval of the Company’s stockholders if such approval is required under applicable laws, rules and regulations. Except for adjustments pursuant to the Plan, the Board may not increase the number of shares of Class A common stock authorized for issuance under the Plan, grant options or stock appreciation rights with a per share exercise price less than the fair market value of share of Class A common stock on the grant date or reprice or exchange options or stock appreciation rights without the approval of the Company’s stockholders.

In December 2021, the Board approved an amendment to the Plan to increase the maximum aggregate number of shares of Class A common stock that may be issued for all purposes under the Plan to 89,879,291 shares of Class A common stock, which amendment was approved by the Company’s stockholders in June 2022.

Outstanding Equity Awards at Fiscal Year-End

The table below presents (i) the number of stock options awarded under the Plan, (ii) the number of PSUs awarded under the Plan, (iii) the number of RSUs awarded under the Plan and (iv) the market value of the shares associated with Mr. Goei’s Restriction Agreement, in each case as of December 31, 2021.

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	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable (1)	Number of securities underlying unexercised options (#) unexercisable (1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(2)
Goei		2,945,990(3)	15.78	12/29/2031
	2,000,000(4)	2,000,000(4)	28.36	1/29/2030
	1,337,400(5)		17.50	12/19/2028
	1,201,208(6)		17.45	12/30/2027
							346,240(7)	5,602,163
							843,733(8)	13,651,600
					1,140,684(9)	18,456,267
					1,425,153(10)	23,058,976
Grau		797,872(3)	15.78	12/29/2031
	375,000(4)	375,000(4)	28.36	1/29/2030
	56,903(11)		17.57	6/27/2028
		83,052(12)	24.08	6/26/2029
							64,920(7)	1,050,405
							158,200(8)	2,559,676
					308,935(9)	4,998,568
Olsen		552,373(3)	15.78	12/29/2031
	300,000(4)	300,000(4)	28.36	1/29/2030
	36,987(11)		17.57	6/27/2028
		88,836(13)	22.51	4/24/2029
							51,936(7)	840,324
							126,560(8)	2,047,741
					213,878(9)	3,460,546
Schmidt		368,249(3)	15.78	12/29/2031
	237,500(4)	237,500(4)	28.36	1/29/2030
	71,129(11)		17.57	6/27/2028
		83,052(12)	24.08	6/26/2029
							41,116(7)	665,257
							100,193(8)	1,621,123
					142,586(9)	2,307,041
Boubazine	1,000,000(14)		28.36	4/30/2022
	428,654(5)		17.50	4/30/2022
	256,668(6)		17.45	4/30/2022

(1)	These options have per share exercise prices above $6.00 and may, in the cases of Messrs. Grau and Olsen and Ms. Schmidt, be tendered in the Exchange Offer.
(2)	The value of each share of Class A common stock and each RSU and PSU is based upon the December 31, 2021 closing price of a share of Class A Common stock of $16.18.
(3)	These options will vest in equal installments on each of December 29, 2022, December 29, 2023 and December 29, 2024, respectively.
(4)	These options vested 50% on December 27, 2021 and will vest, 25% and 25% on each of December 27, 2022 and 2023, respectively.
(5)	These options vested on December 19, 2021.
(6)	These options vested on December 21, 2020.
(7)	These PSUs will vest on the first day following the dates on which the 30-day volume weighted average trading price of a share of Class A Common stock equals or exceeds $50.00. Units will forfeit if performance condition is not met by January 29, 2026.
(8)	These PSUs will vest on the first day following the dates on which the 30-day volume weighted average trading price of a share of Class A common stock equals or exceeds $60.00. Units will forfeit if performance condition is not met by January 29, 2026.
(9)	These RSUs will vest in equal installments on each of December 29, 2022, December 29, 2023 and December 29, 2024, respectively.
(10)	On December 31, 2019, the Compensation Committee approved entry into a Restriction Agreement with Mr. Goei with respect to 1,425,153 shares of Class A common stock that Mr. Goei received upon the conversion of units of the Partnership. The Restriction Agreement provides that Mr. Goei will forfeit the shares if an Adjusted EBITDA performance target is not met in respect of a fiscal year, through and including fiscal year 2023, or Mr. Goei does not remain employed with the Company through the achievement of the performance target.
(11)	These options vested on June 27, 2021.
(12)	These options vested on June 26, 2022.
(13)	These options vested on April 24, 2022.
(14)	This amount represents Mr. Boubazine’s January 29, 2020 award, which vested 50% on December 27, 2021. The remaining options were forfeited upon Mr. Boubazine’s termination of employment.

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Option Exercises and Stock Vested

None of our named executive officers exercised options and no stock awards held by our named executive officers vested in 2021.

Pension Benefits

The table below shows the actuarial present value of accumulated benefits payable under our qualified and nonqualified defined benefit pension plans as of December 31, 2021 for Mr. Grau and Mr. Olsen, who are the sole named executive officers who are eligible to participate in such plans.

Name	Plan	Number of years credited service (#)(1)	Present value of accumulated benefit ($)(2)
Michael J. Grau	Cablevision Cash Balance Pension Plan	19	186,350
	Cablevision Excess Cash Balance Plan	19	25,719
Michael E. Olsen	Cablevision Cash Balance Pension Plan	19	188,957
	Cablevision Excess Cash Balance Plan	19	61,040

(1)	Years of service are calculated based on elapsed time while a member of the plan. Actual elapsed time as an employee of Cablevision and the Company is 20 years for both Messrs. Grau and Olsen.
(2)	Assumes Messrs. Grau and Olsen will take a lump sum payment of benefits at retirement. The lump sum payment was determined by crediting the December 31, 2021 account balances with an assumed interest crediting rate of 1.98% until an assumed retirement age of 65. The present value of accumulated benefits was calculated using a discount rate of 2.7%.

Cablevision Cash Balance Pension Plan

The Cablevision Cash Balance Pension Plan is a tax-qualified defined benefit plan that was amended effective December 31, 2013 to freeze participation and benefit accruals for all legacy Cablevision employees except certain employees covered by a collective bargaining agreement. Effective April 15, 2015, the plan was further amended to freeze participation and benefit accruals for the remaining employees covered by the collective bargaining agreement.

A notional account is maintained for each participant under the plan, which is credited with monthly interest credits based on the average of the annual rate of interest on the 30-year U.S. Treasury Bonds for the months of September, October and November of the prior year. Monthly interest credits continue to be made to participant accounts until distribution of the accounts following termination of employment. All active participants are fully vested in their accounts. Upon retirement or other termination of employment with the Company, the participant may elect a distribution of the vested portion of the account. The normal form of benefit payment for an unmarried participant is a single life annuity and the normal form of benefit payment for a married participant is a 50% joint and survivor annuity. The participant, with spousal consent if applicable, can waive the normal form and elect to receive a single life annuity or a lump sum in an amount equal to the cash balance account.

Cablevision Excess Cash Balance Plan

The Cablevision Excess Cash Balance Plan is a nonqualified deferred compensation plan that is intended to provide eligible participants with the portion of their benefit that cannot be paid to them under the Cablevision Cash Balance Pension Plan due to Internal Revenue Code limits applicable to tax-qualified plans. Effective December 31, 2013, the Excess Cash Balance Plan was amended to freeze participation and future benefit accruals for all employees.

The Company maintains a notional excess cash balance account for each eligible participant and credits each excess cash balance account monthly with interest at the same rate used under the Cablevision Cash Balance Pension Plan. Monthly interest credits continue to be made to participant accounts until distribution of the accounts following termination of employment. All active participants are fully vested in their excess cash balance account. The excess cash balance account, to the extent vested, is paid in a lump sum to the participant as soon as practicable following his or her retirement or other termination of employment with the Company.

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Nonqualified Deferred Compensation Table

The table below shows the aggregate earnings and account balance information under non-qualified deferred compensation plans for Messrs. Grau and Olsen and Ms. Schmidt, who are the sole named executive officers eligible to participate in such plan.

Name	Plan	Aggregate earnings in last FY ($)	Aggregate balance at last FYE ($)
Michael J. Grau	Cablevision Excess Savings Plan	2,859	161,795
Michael E. Olsen	Cablevision Excess Savings Plan	3,826	216,530
Colleen Schmidt	Cablevision Excess Savings Plan	733	41,503

Cablevision Excess Savings Plan

The Cablevision Excess Savings Plan is a non-qualified deferred compensation plan that operates in conjunction with the Cablevision 401(k) Savings Plan. Effective December 31, 2016, the Cablevision Excess Savings Plan was frozen (i.e., no future employee or Company contributions are permitted under the Cablevision Excess Savings Plan for 2017 and thereafter). Participant notional account balances continue to be credited monthly with the rate of return earned by the stable value investment option available under the Altice USA 401(k) Savings Plan. A participant is always fully vested in the participant’s own contributions and vests in the Company contributions over three years from date of hire (subject to full vesting upon death, disability or retirement after attaining age 65). Distributions are made in a lump sum as soon as practicable after the participant’s termination of employment with the Company.

Payments on Termination or Change in Control

In the event of certain termination events during 2021, eligible employees, including our named executive officers, would have been eligible to receive certain severance benefits under the Altice USA Severance Benefits Policy, which provides for severance benefits when a position is eliminated due to restructuring or reorganization. Severance amounts are based on two weeks of base salary for every completed year of service with a minimum of 52 weeks of base salary for senior vice presidents and above, 26 weeks for vice presidents and directors, and four weeks for all other eligible employees and a maximum of 52 weeks of base salary. Employees who were enrolled in the Company’s health plans are eligible to receive subsidized COBRA continuation for up to three months. Bonus-eligible exempt employees, including the named executive officers, would have been eligible to receive a prorated 2021 annual bonus based on actual 2021 plan performance if a qualifying termination of employment occurred after June 30, 2021. Severance is subject to non-competition and non-solicitation restrictive covenants. In the event of termination for cause, voluntary termination, retirement, death or disability, none of the named executive officers would have been entitled to any severance payments as of December 31, 2021.

Eligible employees, including our named executive officers, hold unvested options, which will vest fully following a change of control and on a pro-rata basis in the event of a termination due to death or disability (as each term is defined in the Plan and related grant agreements). Eligible employees, including our named executive officers, hold unvested RSUs, which will vest fully following a change of control and on a pro-rata basis in the event of a termination due to death or disability. Eligible employees, including our named executive officers, hold unvested PSUs, which will vest fully, and any performance target will be deemed to have been achieved if a change of control occurs during the performance period. In addition, eligible employees, including our named executive officers, hold unvested options and in the case of Mr. Goei, shares subject to the Restriction Agreement, which will all automatically vest upon a change of control.

On September 9, 2021, the Company and Mr. Boubazine mutually agreed to Mr. Boubazine’s resignation as President, Telecom and Chief Operating Officer of the Company, effective September 9, 2021 and subject to a transition period during which Mr. Boubazine served as a non-executive senior advisor to our CEO through December 31, 2021, to which a separation agreement was attached. Pursuant to the Separation Agreement between the Company and Mr. Boubazine, dated December 31, 2021, upon the termination of the transition period and subject to Mr. Boubazine’s execution and non-revocation of a mutual release of claims and continued compliance with restrictive covenants, Mr. Boubazine became entitled to the following benefits: (i) $500,000, payable over the course of the 12-month period following December 31, 2021; (ii) $333,000 (representing Mr. Boubazine’s 2021 annual bonus based on 2021 bonus targets and actual business performance but without adjustment for individual performance); (iii) continued exercisability of vested options through April 30, 2022; and (iv) $3,394 (representing three-months Company-subsidized COBRA coverage such that Mr. Boubazine will receive benefits at the rate of an active employee).

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The following tables summarize the estimated amounts payable to each named executive officer employed by the Company in the event of a termination from employment without cause as of December 31, 2021 or upon a change of control as of December 31, 2021. As of December 31, 2021, the equity awards held by our named executive officers had no current value and, as such, no benefits would be payable to our named executive officers upon their termination due to death or disability.

Benefits Payable as a Result of Termination of Employment by the Company without Cause

Name	Severance ($)(1)	Benefit subsidy($)(2)	2021 bonus ($)(3)	Total ($)
Dexter Goei	750,000	3,394	3,000,000	3,753,394
Michael J. Grau	400,000	3,394	400,000	803,394
Michael E. Olsen	400,000	2,264	400,000	802,264
Colleen Schmidt	350,000	—	350,000	700,000

(1)	Pursuant to Altice USA’s Severance Benefits Policy, each named executive officer is entitled to two weeks base salary for each completed year of service, with a minimum severance amount equal to 52 weeks of base salary for vice presidents and above.
(2)	The amounts in this column reflect the employer subsidized COBRA for three months continuation coverage based on each named executive officer’s current election.
(3)	The amounts in this column reflect the target amount of the 2021 annual bonus for Mr. Goei, Mr. Grau, Mr. Olsen and Ms. Schmidt.

Benefits Payable upon a Change of Control Transaction

Name	Unvested options ($)(1)	Unvested PSUs ($)(2)	Unvested RSUs($)(3)	Unvested restriction agreement shares ($)(4)
Dexter Goei	1,178,396	19,253,763	18,456,267	23,058,976
Michael J. Grau	319,149	3,610,082	4,998,568	—
Michael E. Olsen	220,949	2,888,065	3,460,546	—
Colleen Schmidt	147,300	2,286,380	2,307,041	—

(1)	The amounts in this column represent the in-the-money value of the unvested options held by each named executive officer as of December 31, 2021 based upon the December 31, 2021 closing price of a share of Class A common stock of $16.18. Pursuant to the terms of the option award agreements, as of December 31, 2021, all unvested options automatically vest and are exercisable upon a Change of Control (as defined in the option award agreement). These options are subject to non-compete and non-solicit restrictive covenants.
(2)	The amounts in this column represent the value of the unvested PSUs held by each named executive officer as of December 31, 2021 based upon the December 31, 2021 closing price of a share of Class A common stock of $16.18. Pursuant to the terms of the PSU award agreements, the performance share price will be deemed to have been achieved and the unvested PSUs shall become fully vested upon a Change of Control (as defined in the PSU award agreement). These PSUs are subject to non-competition and non-solicitation restrictive covenants.
(3)	The amounts in this column represent the value of the unvested RSUs held by each named executive officer as of December 31, 2021 based upon the December 31, 2021 closing price of a share of Class A common stock of $16.18. Pursuant to the terms of the RSU award agreements, as of December 31, 2021, all unvested RSUs automatically vest and become fully vested upon a Change of Control (as defined in the RSU award agreement). These RSUs are subject to non-competition and non-solicitation restrictive covenants.
(4)	The amounts in this column represent the value of Mr. Goei’s unvested shares associated with his December 31, 2019 Restriction Agreement, based upon the December 31, 2021 closing price of a share of Class A common stock of $16.18. Pursuant to the terms of the Restriction Agreement with Mr. Goei all unvested shares automatically vest upon a Change of Control (as defined in the Restriction Agreement).

CEO PAY RATIO

The Company’s CEO to median employee pay ratio for 2021 (“Median Employee”) was calculated pursuant to Item 402(u) of Regulation S-K, comparing total annual compensation for the CEO to that of the Median Employee. For purposes of calculating the pay ratio for 2021, the Median Employee was selected based on an analysis of the median 2021 W-2 income among all full- and part-time U.S. employees, other than the CEO, who were actively employed by the Company as of December 31, 2021. No adjustments were applied to W-2 income for purposes of determining the Median Employee, such as for employees who were employed for only part of the year or on unpaid leave of absence at some point during the year. The Company’s employees outside of the U.S. (303 employees) were excluded from this analysis on the basis that they collectively represented less than 4% of our total employee population. As of December 31, 2021, the Company had approximately 9,000 active employees globally, with approximately 3.4% of our employees located outside of the U.S., primarily in Israel and Canada. Our CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u). However, due to the flexibility afforded by Item 402(u) in calculating the CEO Pay Ratio, our CEO Pay Ratio may not be comparable to the CEO pay ratios presented by other companies.

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The Median Employee had total annual compensation of $79,575, calculated using the same methodology as applied for the CEO in the Summary Compensation Table. Full-time Company employees in the U.S., including the Median Employee, are also eligible to participate in Company-sponsored health and welfare benefits programs, which provide significant additional value but are not included in the measure of total annual compensation used to calculate the pay ratio.

The ratio of the CEO’s total annual compensation to that of the Median Employee was as follows:

CEO Total Annual Compensation	$38,333,508
Median Employee Total Annual Compensation	$79,575
Ratio of CEO to Median Employee Total Annual Compensation	482

CERTAIN COMPENSATION COMMITTEE INFORMATION

The Compensation Committee is composed of independent directors. The Compensation Committee performs the duties set forth in its written charter, which is available on our website. In accordance with its charter, the Compensation Committee has the authority to engage outside consultants to assist in the performance of its duties and responsibilities. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The Compensation Committee reports to the Board as appropriate, including when a matter rises to the level of a material or enterprise-level risk.

Compensation Committee Interlocks and Insider Participation.

None of our executive officers served during our last completed fiscal year as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

EFFECTIVENESS OF CORPORATE ACTION

Under Rule 14c-2 of the Exchange Act, the approval of the Exchange Offer by Next Alt will not be effective until at least 20 days after this Information Statement is first mailed or otherwise delivered to our stockholders entitled to receive notice thereof.

DISSENTERS’ RIGHTS OF APPRAISAL

Delaware law does not provide for dissenters’ rights or similar rights of appraisal in connection with the corporate action described in this Information Statement.

INCORPORATION BY REFERENCE

We incorporate by reference the documents listed below:

•	Our Annual Report contained on Form 10-K filed with the SEC on February 16, 2022 (File No. 001-38126), which contains the Registrant’s audited financial statements for the fiscal year ended December 31, 2021;
•	Our Quarterly Reports on Form 10-Q for the period ended March 31, 2022, filed with the SEC on April 28, 2022, the period ended June 30, 2022, filed with the SEC on August 4, 2022 and for the period ended September 30, 2022, filed with the SEC on November 2, 2022; and
•	Our Current Reports on Form 8-K filed with the SEC on June 15, 2022, July 14, 2022, August 24, 2022, September 7, 2022 and October 4, 2022.

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You can request a copy of these filings from the SEC, as set forth in the section titled “Where You Can Find More Information” of this Information Statement. Alternatively, we will promptly deliver to you, without charge, a copy of these filings upon oral request at (516) 803-2300 or written request at 1 Court Square West, Long Island City, NY 11101.

DISTRIBUTION AND COSTS

The expenses of mailing this Information Statement will be borne by us, including expenses in connection with the preparation and mailing of this Information Statement and all documents that now accompany or may hereafter supplement it. We do not contemplate that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward the Information Statement to the beneficial owners of our common stock held of record by such persons, and we will not reimburse them for their expenses incurred in connection therewith.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the periodic reports, proxy statements and other information we file with the SEC at the SEC’s public reference room maintained at 100 F. Street N.E., Room 1580, Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site’s internet address is www.sec.gov. Copies of these documents may also be obtained by writing to our address provided above.

STOCKHOLDERS SHARING AN ADDRESS

The Company will deliver only one copy of this Information Statement to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. Furthermore, the Company undertakes to deliver promptly, upon written or oral request, a separate copy of this Information Statement to a stockholder at a shared address to which a single copy of this Information Statement is delivered. A stockholder can notify us that the stockholder wishes to receive a copy of this Information Statement by contacting the Company orally at (516) 803-2300 or in writing at 1 Court Square West, Long Island City, NY 11101. Conversely, if multiple stockholders sharing an address receive multiple Information Statements and wish to receive only one, such stockholders can notify the Company at the address or phone number set forth above.

OTHER MATTERS

This Information Statement is dated as the Record Date. You should not assume that the information contained in this Information Statement is accurate as of any other date, unless expressly provided.

Dated: December 19, 2022	Michael E. Olsen Executive Vice President, General Counsel and Secretary

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